Exhibit 8.2
[HOGAN & HARTSON LETTERHEAD]
October 26, 2007
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Ladies and Gentlemen:
          We have acted as tax counsel to CapitalSource Inc., a Delaware corporation (“Parent”) in connection with the filing of the registration statement filed on Form S-4 (Reg. No. 333-144560) with the Securities and Exchange Commission on July 13, 2007 as amended through the date hereof (the “Registration Statement”) relating to the proposed merger of TierOne Corporation, a Wisconsin corporation (the “Company”) with and into CapitalSource TRS Inc., a Delaware corporation (“TRS”) and wholly owned subsidiary of Parent with Merger Sub continuing as the surviving corporation (the “Merger”). We understand and have assumed that the Merger will be consummated, if at all, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of May 17, 2007, as amended through the date hereof, by and among Parent, TRS, and the Company, as more fully described in the Registration Statement. In connection with the filing of the Registration Statement, we have been asked to provide you with a this opinion letter. Unless otherwise defined herein or the context hereof otherwise requires, each capitalized term used herein has the meaning given to such term in the Agreement.
          In connection with the preparation of this opinion, we have examined and with your consent relied upon the accuracy of (without any independent investigation or review thereof) the Agreement, the Registration Statement (including the prospectus of Parent contained therein), and such other instruments and documents as we have deemed necessary or appropriate.
          Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that to the extent that it purports to describe provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” is correct in all material respects as of the date hereof.
          This letter addresses only the accuracy of the descriptions of the provisions of the Code as referenced above and does not purport to express any conclusions as to any federal, state,

CapitalSource Inc.
October 26, 2007

local or foreign tax consequence that may result from the Merger or any consequence of any other transaction (including any transaction undertaken in connection with the Merger).
          We hereby consent to the use of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to this firm in the “Legal Matters” section of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.